EXHIBIT NO. EX-99(a)(3)

    RESOLUTIONS ADOPTED JANUARY 12, 2006, AMENDING THE AMENDED AND RESTATED
                      AGREEMENT AND DECLARATION OF TRUST
 OF GARTMORE MUTUAL FUNDS, A DELAWARE STATUTORY TRUST, DATED SEPTEMBER 30, 2004
                                      AND
                  AMENDED AND RESTATED AS OF OCTOBER 28, 2004


DISSOLUTION OF SMALL CAP GROWTH FUND

WHEREAS, Gartmore Mutual Fund Capital Trust ("GMFCT"), as investment adviser to the Gartmore Small Cap Growth Fund, has recommended to the Board of Trustees of the Trust that the Board of Trustees approve the dissolution and winding up of the Gartmore Small Cap Growth Fund, with the fees and expenses of said dissolution being borne by GMFCT; and

WHEREAS, Article VII, Section 1(b), of the Trust's Amended and Restated Declaration of Trust provides that a particular Fund of the Trust may be dissolved, at the discretion of the Board of Trustees, upon at least thirty (30) days' prior written notice to the shareholders of said Fund.

NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board hereby authorizes and directs the officers of the Trust, on behalf of and in the name of the Trust, to prepare and deliver notification to the shareholders of the Gartmore Small Cap Growth Fund of the Board's determination to dissolve the Gartmore Small Cap Growth Fund, in accordance with Article VII, Section 1, of the Trust's Amended and Restated Declaration of Trust, for the following reasons: (i) the disappointing performance of the Gartmore Small Cap Growth Fund; (ii) the Fund's comparative small asset size; (iii) the limited distribution potential for the Fund; and (iv) the comparative high level of expense reimbursement of GMFCT to the Fund; and it is

RESOLVED FURTHER, that the shareholders of the Gartmore Small Cap Growth Fund shall have the ability, during the aforementioned thirty-day notice period, to exchange into other Gartmore Funds or to redeem shares of the Gartmore Small Cap Growth Fund, and the additional sales loads and/or redemption fees, as applicable, shall be waived; and it is

RESOLVED FURTHER, that, upon dissolution of the Gartmore Small Cap Growth Fund, GMFCT, as investment adviser, shall pay or make reasonable provision to pay all claims and obligations of the Gartmore Small Cap Growth Fund, including all contingent, conditional, or unmatured claims and obligations known to the Trust, and the officers of the Trust are then authorized and directed to wind up the Gartmore Small Cap Growth Fund in accordance with the provisions of Article VIII, Section 1, of the Trust's Amended and Restated Declaration of Trust; and it is

RESOLVED FURTHER, that the officers of the Trust be, and said officers hereby are, authorized to terminate the public offering of shares of the Gartmore Small Cap Growth Fund, to be effective as of or around January 13, 2006; and it is







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RESOLVED FURTHER, that the officers of the Trust be, and said officers hereby are, authorized and directed to perform each and every act whatsoever requisite and necessary to be done to effect the dissolution and winding up of the Gartmore Small Cap Growth Fund, including, but not limited to, paying or making provision for the payment of all known liabilities of the Gartmore Small Cap Growth Fund, delivering notice to the shareholders of the Gartmore Small Cap Growth Fund, filing a post-effective amendment to the Trust's registration statement deleting the Gartmore Small Cap Growth Fund, amending other agreements of the Trust to delete the Small Cap Growth Fund, and amending the Amended and Restated Declaration of Trust to delete the Gartmore Small Cap Growth Fund.

NAME CHANGE OF GARTMORE MORLEY ENHANCED INCOME FUND

RESOLVED, that each of the following agreements and plans of the Trust be, and each agreement and plan hereby is, amended to change the name of the Gartmore Morley Enhanced Income Fund to the "Gartmore Enhanced Income Fund," effective as of February 28, 2006:

      Investment Advisory Agreement;
      Underwriting Agreement;
      Distribution Plan and related agreements;
      Fund Administration and Transfer Agency Agreement;
      Administrative Services Plan and servicing agreements;
      Global Custody Agreement; and
      18f-3 Plan; and it is

RESOLVED FURTHER, that the officers of the Trust be, and each said officer hereby is, authorized and directed to execute and deliver said amendments to the aforementioned agreements and plans, and to take any action in connection therewith to carry out the intent and purpose of the foregoing resolution.